Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Cyber Enviro-Tech, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001	(1)	Other	20,000,000	$0.05	$1,000,000.00	0.0001381	$138.10

Total Offering Amounts:						$1,000,000.00		138.10
Total Fee Offsets:								0.00
Net Fee Due:								$138.10

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional securities that may from time to time be offered or issued in respect of the securities registered by this Registration Statement as a result of any stock dividend, stock split, recapitalization or other similar transaction.

Rule 457 © and Rule 457 (h)

Represents maximum number of shares of the issuer’s common stock issuable pursuant to the CYBER ENVIRO-TECH INC 2026 OMNIBUS INCENTIVE COMPENSATION PLAN.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. Represents the last sale price ($0.0265) of the common stock on July 13, 2026, which date is within five business days prior to the filing of this registration statement, as reported on the OTCQX tier of the OTC Markets Group